AMENDED AND RESTATED SERVICE AGREEMENT

        This Amended and Restated Service Agreement (the “Agreement”) is entered into as of the 1st day of January, 2000 by and between Nu Skin Enterprises, Inc., a corporation organized and existing under the laws of the State of Delaware, U.S.A., with its principal office located at 75 West Center Street, Provo, Utah 84601, or its successor (hereinafter referred to as “NSE”), and Mr. Grant F. Pace, a U.S. citizen (hereinafter referred to as “Pace”).

WITNESSETH:

         WHEREAS NSE’s predecessor and Pace entered into a Service Agreement in 1997 related to Pace’s employment as NSE’s Vice President, Southeast Asia and Greater China,

         WHEREAS NSE and Pace desire to amend and restate the original Service Agreement to designate Pace as President of Nu Skin Personal Care upon the terms and conditions set forth hereinafter;

         NOW, THEREFORE, in consideration of the mutual promises, undertakings and covenants set forth hereinafter, the parties hereto mutually agree as follows:

1.	Appointment - NSE hereby agrees to appoint Pace as President, Nu Skin Personal Care, and Pace hereby agrees to such appointment to perform the functions and carry out the duties and responsibilities as President, Nu Skin Personal Care on the terms and conditions set forth hereinafter.

The duties and responsibilities of Pace’s position will include but are not limited to the Position Specifications attached hereto as Exhibit A. Pace will be notified verbally or in writing of changes or additions in his responsibilities during the course of this Agreement.

In the event Pace is asked to assume responsibilities with NSE that differ materially from those set forth on Exhibit A hereto, the terms of this Agreement may be renegotiated at the election of either party.

The parties agree that if Pace is asked to assume a role with NSE or another Nu Skin affiliate outside the scope of his role as President, Nu Skin Personal Care, then this Agreement will be terminated and renegotiated.

2.	Direction - Pace will be subject to and act in accordance with the directions, rules, regulations and instructions issued from time to time by the Board of Directors and the President and Chief Executive Officer of NSE.

3.	Compensation - Pace will receive the following compensation and benefits for services rendered to NSE. No other compensation or benefit, direct or indirect, other than allowances specifically mentioned in this Agreement, will be paid to or received by Pace.

a.	Base Salary: Effective January 1, 2000 Pace will receive a gross annual salary of US$265,000 divided into twenty-six (26) equal bi-weekly installments.

b.	Adjustments to Base Salary. The base salary will be increased by no less than twelve percent (12%) per year for calendar years 2001 and 2002. The increases will be effective on January 1 of each year. Thereafter, the base salary will be reviewed and adjusted annually by the NSE’s Chief Executive Officer or a Committee of the Board of Directors charged with the responsibility of establishing and administering management compensation.

c.	Incentive Bonus: Pace will be eligible to participate in a Bonus Incentive Plan (based on profitability, cost efficiencies, sales, etc.), as such plan may be employed by NSE from time to time (the “Bonus Plan”). The extent of the incentive bonus and the factors and measurements used to determine the incentive bonus will be determined from time to time by the Board of Directors of NSE and will be based upon the performance of those operations which Pace oversees and the performance of NSE overall. The Bonus Plan will enable Pace to qualify for annual cash bonuses of up to the maximum amount permitted by the plan for Division Presidents. The Company agrees that, during the term of this Agreement, the bonuses received by Mr. Pace under the Bonus Plan shall not be less than $________ per year.

d.	Signing Bonus. In consideration for execution of this Agreement, NSE will pay to Pace the sum of $30,000, which shall be subject to appropriate withholdings.

e.	Stock Grant. NSE hereby agrees to make a stock bonus award of that number of shares of NSE Class A Common Stock as has a fair market value (as quoted on the New York Stock Exchange) of $50,000 with the shares being awarded on September 22, 2000 and with the valuation per share being set as of the same date. In addition, NSE acknowledges its obligation to finalize a similar stock bonus of $50,000 of shares that was deliverable to Pace as of September 22, 1999 but which has not yet been finalized. If Pace so requests, a portion of the shares to be issued under the terms of this paragraph may be converted to a cash payment (at the same valuation used to determine the number of shares issued hereunder) sufficient to cover the federal and state income tax consequences of the balance of the stock grant hereunder

f.	Stock Option Incentives.

(I) Upon execution of this Agreement, Pace shall receive a fully vested option to acquire 30,000 shares of NSE Class A common stock at an exercise price of $12.00/share.

(II) Pace shall also be eligible to participate in an annual Stock Option Plan implemented for key employees of NSE or for key management of Nu Skin Personal Care.

(III) In addition, Pace shall receive a stock option for the purchase of 75,000 shares of common stock that shall vest annually and ratably over a three-year period beginning January 1, 2000. The exercise price of this option shall be $6.50 per share.

g.	Relocation Expenses. NSE agrees to reimburse Pace for reasonable actual expenses associated with relocation of his primary residence from the Philippines to the Provo, Utah area. Pace shall provide copies of receipts relating to such relocation expenses.

h.	Employee Benefit Plans. As an employee of NSE, Pace will be entitled to participate in any employee benefit plans made available to NSE employees generally, including health, dental, life and disability insurance, and 401(k) profit sharing plans.

i.	Severance. In the event Pace's employment hereunder is terminated "without cause," as defined in Section 8b below, he shall be entitled to the severance benefits set forth in Section 8c below.

j.	Tax Preparation Assistance. As long as Pace has significant foreign tax ramifications to his personal U.S. Federal income tax return, the Company will reimburse Pace the cost of tax return preparation, up to a maximum of $500 per year.

4.	Service Hours – Pace’s regular service hours are 40 hours per week Monday through Friday. It is understood that in light of his positions, he will likely be required to provide services or engage in travel that will extend well beyond normal service hours. It is further agreed that Pace’s remuneration has been set with this fact in mind and that Pace has no right to ask for additional compensation for such extra services.

5.	Confidentiality - Without the written approval of NSE, Pace will not copy, use or disclose to others (or cause any copying, use or disclosure), for Pace’s own benefit or otherwise, any information, knowledge or data that Pace receives or develops during his period of employment which is proprietary to NSE or any of their affiliates or which is confidential, including information contained in formulas, business plans, financial data, vendor lists, product and marketing plans, distributor lists and other trade secrets or information that any of NSE or its affiliates has generated or which is has received in confidence from others. The confidentiality obligation set forth herein shall survive termination of this Agreement and shall therefore be applicable to Pace after termination of his employment. In addition to this provision, Pace agrees to execute and become bound by the terms of any Confidentiality Agreement used by NSE with its employees generally. A copy of the current form of Confidentiality Agreement is attached hereto as Exhibit C.

6.	Non-Competition - Pace hereby agrees that he will not, during the term of this Agreement, and until the earlier of (i) one year immediately after the termination of this Agreement, or (ii) the date as of which NSE ceases to pay to Pace, either as an employee or an independent contractor, a sum equal to the monthly base salary payable to Pace hereunder (unless Pace is terminated “for cause,” as defined in Section 8b below, in which case only the one-year period set forth in clause (i) above shall apply) directly or indirectly, by any means or device whatsoever, for himself or on behalf of or in conjunction with any person, partnership, or corporation, do any one or more of the following:

a.	provide services to, or be affiliated with any enterprise which provides services or products similar to NSE's services or products through multi-level marketing channels;

b.	divert, take away, or attempt to take away any NSE or other Nu Skin distributors, employees with whom NSE or another Nu Skin affiliate has a non-competition agreement, or accounts which Pace may have become aware of through information furnished to or generated by Pace in connection with his employment or by any employee or agent or former employee or agent of NSE or its affiliates; or

c.	compete with NSE or render services for a competitor of NSE involved in multi-level marketing.

This non-competition provision shall not relate to those companies specifically identified on Exhibit D hereto within the scope of activities described for each company. Pace acknowledges that the one-year period during which he cannot be involved in any activities which compete directly or indirectly with NSE after termination of this Agreement is a justifiable and acceptable period of time in light of the significance of the scope of Pace’s employment hereunder, and that the terms of this Agreement and the remuneration and benefits payable to Pace hereunder are sufficient consideration for such agreement. Should NSE elect to enforce this non-competition provision following termination, it shall inform Pace of such election within thirty days of termination of Pace’s employment.

7.	Assignment of Work Product. Pace agrees to promptly disclose to NSE, and hereby assigns to NSE, free from any obligation to Pace, all right, title and interest in and to any and all ideas, concepts, processes, improvements, and inventions made, conceived or disclosed or developed by Pace during the term of this Agreement which relate to the business of NSE or resulting from or suggested by any work Pace may do for NSE. Pace shall have the right to retain the copyright to any books, articles or publications unrelated to NSE’s business of multi-level marketing generally.

8.	Term of Agreement

a.	This Agreement will be effective as of January 1, 2000 and continue in full force and effect until terminated as set forth in section 8b below.

b.	NSE may terminate this Agreement for any reason at any time by giving Pace 60 days advance notice. The Agreement may be terminated without notice by NSE “for cause” if Pace (1) breaches his duties as set forth in this Agreement, or (2) has been negligent or dishonest in the discharge of his duties, or (3) has become incapable of carrying out his duties for any reason, or (4) is subject to any event or activity outside the scope of his employment, which event or activity is not in keeping with the image and values of NSE. The decision as to whether to terminate Pace for cause will be made in the sole discretion of the NSE Board of Directors.

c.	In the event NSE terminates this Agreement for cause, it will be liable only for compensating Pace through the date of his termination, unless termination for cause is the result of an accident or illness that has rendered Pace incapable of carrying out his duties (i.e., Pace will not be eligible to receive any contractual severance benefits nor the payments that might otherwise be payable to him hereunder during the one-year non-competition period). In the event NSE terminates this Agreement without cause, NSE will be liable only for compensating Pace for remuneration specified in Section 3a and 3b above for a period of six months following the date of termination, provided that NSE may elect to continue to pay Pace the sums due under Sections 3a and 3b above to enforce the one-year non-competition provision set forth in Section 6 above.

d.	This Agreement shall be automatically terminated in the event Pace accepts employment with a Nu Skin affiliate other than NSE. The terms of employment with the Nu Skin affiliate shall be negotiated and confirmed in a replacement Service Agreement.

9.	Entire Agreement - This Agreement contains the entire agreement between the parties relating to the subject matter hereof. No modification, alteration or amendment of this Agreement and no waiver of any provision hereof may be made unless such modification, alteration, amendment, or waiver is set forth in writing signed by the parties hereto.

10.	Governing Law - This Agreement will be construed in accordance with and governed by the laws of Utah. Any action brought hereunder shall be brought in an appropriate state or federal court located within the State of Utah, to which both parties hereto consent to jurisdiction.

11.	Prevailing Language - This Agreement may be executed in counterparts, in the English language, each of which will be deemed an original but which, taken together, will constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto and/or their duly authorized representatives have executed this Agreement as of the date first above written.

Nu Skin Enterprises, Inc.

/s/ M. Truman Hunt
Name:    M. Truman Hunt
Title:      General Counsel & Vice President

Grant F. Pace

/s/ Grant F. Pace
Signature

EXHIBIT A

DUTIES AND RESPONSIBILITIES AS PRESIDENT, NU SKIN PERSONAL CARE

1.	Report to NSE's Chief Executive Officer in developing and implementing the strategic and operational plans for Nu Skin Personal Care globally.

2.	Develop and implement the operating and capital budget necessary to support the Nu Skin Personal Care overall strategic plan.

3.	Oversee and support local GMs in their efforts to train, motivate, support, encourage and monitor the activities of all distributors working within the local markets. Focus on developing relationships with distributor leaders operating in the local country to engender confidence in the Company’s commitment to their success. Plan distributor activities and training including event time-line calendars, list of participants, activities, courtesy calls, open-houses, press conferences, etc.

4.	Proactively manage the development and introduction of appropriate Nu Skin products, sales aids, and distributor incentive programs for local distributors.

5.	Direct the design and implementation of quality assurance and performance measurement standards.

6.	Design and implement methods and strategies for improving market share and profitability.

7.	Ensure that the strategic plan is implemented in an efficient and effective manner which will maximize a return on investment.

8.	Ensure that all aspects of local operations comply with appropriate government regulations and all aspects of licensing, wholesale distribution and other intercompany agreements.

9.	Conduct quality assurance and personal performance appraisals as needed.

10.	Meet with government and senior business or DSA officials and with the press as needed with a view to maintaining healthy and favorable relationships with regulators, the business community and the press.

11.	Keep CEO and his designees informed at all time of trends.

12.	Oversee the hiring, training and performance of all Nu Skin Personal Care GMs globally.

13.	Follow established Nu Skin policies and procedures in ensuring that an efficient, profitable and service-oriented company is being operated.

14.	Assist the General Managers and Regional Controllers in the development of operating budgets for Nu Skin Personal Care for each country annually.

15.	Ensure that each country follows corporate policies and procedures. Where unclear, work with NSE to develop necessary policies and procedures.

16.	Ensure that the local operations of Nu Skin Personal Care are properly complying with all relevant government regulations.

17.	Report status, in a timely manner, of all relevant matters for each country entity, the regional office and any trends, concerns, changes in regulations or operations which might affect Nu Skin operations, competitors, or significant others within the region to NSE headquarters.

18.	Conduct personal performance appraisals on at least an annual basis with all general managers and relevant regional staff in connection with Nu Skin Personal Care.

EXHIBIT C

CONFIDENTIALITY AGREEMENT

EXHIBIT D

PRE-EXISTING RELATIONSHIPS AND IDEAS

The following are pre-existing ideas, concepts, and relationships that belong to Grant F. Pace:

1.	All products or concepts or sales opportunities arising out of the laboratories of independent contractors of Cooke Pharma Inc. or any affiliates or related companies.

2.	All products or concepts in conjunction with or related to the Solex product of Bayer A.G. laboratories wherever located, or any related insect termination products.

3.	All relationships or products opportunities arising from or in relationship with Cutco International, or Vector Marketing, as long as no such products or opportunities compete directly with Nu Skin in Nu Skin’s product categories or in multi-level marketing generally.

Nothing herein shall relieve Pace of his fiduciary duties of loyalty as an officer of Nu Skin Enterprises, Inc.